Exhibit M-6

[Bae, Kim & Lee LLC Letterhead]

January 18, 2022

The Export-Import Bank of Korea

38 Eunhaengro

Yeongdeungpogu, Seoul 07242

The Republic of Korea

Re:	The Export-Import Bank of Korea: US$1,000,000,000 1.250% Notes Due 2025, US$1,000,000,000 1.625% Notes Due 2027, and US$1,000,000,000 2.125% Green Notes Due 2032

Dear Sirs:

We have acted as special Korean counsel to The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity established under the Export-Import Bank of Korea Act (the “Eximbank Act”) of the Republic of Korea (“Korea”), in connection with the issuance by the Issuer of US$1,000,000,000 aggregate principal amount of 1.250% Notes due 2025, US$1,000,000,000 aggregate principal amount of 1.625% Notes due 2027 and US$1,000,000,000 aggregate principal amount of 2.125% Green Notes due 2032 (collectively, the “Notes”) pursuant to the registration statement (file number: 333-255836) filed by the Issuer on May 6, 2021 with the United States Securities Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 2 filed on July 8, 2021 and as declared effective by the Commission on July 22, 2021 (New York time) (the “Registration Statement”) and to be issued by the Issuer under the fiscal agency agreement dated as of August 1, 1991, by and between the Issuer and The Bank of New York Mellon (formerly known as The Bank of New York) (as successor of JP Morgan Chase Bank, N.A.), as fiscal agent (the “Fiscal Agency Agreement”). The prospectus dated July 22, 2021 relating to the debt securities to be issued by the Issuer pursuant to the Registration Statement, as supplemented by the final prospectus supplement dated January 5, 2022, used in connection with the offering of the Notes, is herein called the “Prospectus”.

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(i)	a copy of the executed Fiscal Agency Agreement;

(ii)	the Registration Statement;

(iii)	the Prospectus;

(iv)	a copy of the executed Notes in global form;

(v)	copies of the articles of incorporation, the commercial registry extracts and the corporate seal certificate of the Chairman and President of the Issuer;

(vi)	the extracted internal regulation of the Issuer regarding the delegation of authority;

(vii)

a copy of extracted portions of the resolution passed by the board of directors of the Issuer held on November 24, 2021 relating to, inter alia, the Issuer’s funding plans for 2022 and a copy of the internal approval letter of the Issuer dated November 26, 2021; and

(viii)	a copy of the Issuer’s report accepted by the Ministry of Economy and Finance of Korea on December 21, 2021 in respect of the issue of the Notes.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.

The Issuer is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

2.

The statements in the Prospectus in so far as such statements purport to summarize certain provisions of Korean laws (except for (a) the Korean tax related statements covered by our opinion in paragraph 3 below and (b) the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects;

3.

The statements set forth under the heading “Taxation—Korean Taxation” in the Prospectus, insofar as such statements purport to summarize Korean tax laws relating to the Notes, constitute a fair summary of the principal Korean tax consequences to non-resident holders of the Notes in all material respects; and

4.

The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid and binding obligations of the Issuer and enforceable in accordance with their terms; subject to (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws in Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights, (ii) certain restrictions that may be imposed by the Korean government, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction, if the Korean government deems that certain emergency circumstance, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur and (iii) general equity principles.

We are admitted to practice law in Korea, and this opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of the United States of America or the State of New York or the laws of any jurisdiction other than Korea. We have also assumed that there is nothing in the law of any jurisdiction other than Korea which affects this opinion.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. Furthermore, we assume no obligations to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Bae, Kim & Lee LLC
Bae, Kim & Lee LLC